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                            JOINT FILING AGREEMENT

THIS AGREEMENT dated the 4th day of January 1999.

WHEREAS:

A. Logan International Corp. ("Logan") disposed of 2,500,000 shares of common stock of ICHOR Corporation ("ICHOR") beneficially held by it, Drummond Financial Corporation ("Drummond") disposed of 1,070,320 shares of common stock of ICHOR beneficially held by it, MFC Merchant Bank S.A. ("Merchant Bank") is the beneficial holder of 3,570,320 shares of common stock of ICHOR and MFC Bancorp Ltd. ("MFC") is the indirect beneficial holder of 3,570,320 shares of common stock and 402,500 shares of 5% Cumulative Redeemable Convertible Preferred Stock, Series 1 of ICHOR; and

B. Each of MFC, Merchant Bank, Logan and Drummond (each a "Filer" and collectively, the "Filers") are responsible for filing a Schedule 13D/A (the "Schedule 13D/A") relating to the acquisition or disposition of the shares of common stock of ICHOR, pursuant to U.S. securities laws;

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1. Each Filer covenants and agrees that it is individually eligible to use the Schedule 13D/A which is to be filed;

2. Each Filer is individually responsible for the timely filing of any amendments to the Schedule 13D/A, and for the completeness and accuracy of the information concerning themselves, but is not responsible for the completeness and accuracy of any of the information contained in the Schedule 13D/A as to any other Filer, unless such Filer knows or has reason to believe that the information is inaccurate;

3. This Schedule 13D/A contains the required information with regard to each Filer and indicates that it is filed on behalf of all Filers; and

4. Each Filer agrees that the Schedule 13D/A to which this Joint Filing Agreement is attached as Exhibit 1 is filed on its behalf.

IN WITNESS WHEREOF the parties have duly executed this Joint Filing Agreement.

MFC BANCORP LTD.                               DRUMMOND FINANCIAL CORPORATION

By:  /s/ Michael J. Smith                       By:  /s/ Michael J. Smith
    -------------------------                       -------------------------
    Michael J. Smith, President                     Michael J. Smith, Director

MFC MERCHANT BANK S.A.                         LOGAN INTERNATIONAL CORP.

By:  /s/ Claudio Morandi                        By:  /s/ Michael J. Smith
    -------------------------                       -------------------------
    Claudio Morandi, Director                       Michael J. Smith, Director